Member News

June 21, 2011
11-33

TO: All Members

SUBJECT: Kris Williams Named Chief Operating Officer

I am pleased to inform you that Kristina K. Williams has been named Chief Operating Officer in addition to her role as Chief Financial Officer. Kris joined the Bank on December 31, 2004 as Chief Accounting Officer, assumed the role of CFO early in 2006 and was named EVP in 2010. She is a recognized leader within the Bank and throughout the FHLBank System. Her skill and expertise have been pivotal in steering the Bank through challenging issues.

Along with the Board of Directors, I am pleased to recognize her significant contributions.

Sincerely,

Winthrop Watson
President and Chief Executive Officer